Exhibit 10.1
Share Purchase Agreement
Between
Synthesis Energy Systems, Inc.
China Energy Industry Holding Group Co., Limited
and
Zhongjixuan Investment Management Company Ltd.
March 31, 2011

Share Purchase Agreement
This Share Purchase Agreement (this “Agreement”) is made and entered into as of March 31, 2011, by and among the following (collectively, the “Parties”):
Synthesis Energy Systems, Inc. (“SES”), a Delaware corporation listed on the NASDAQ Global Market (“NASDAQ”), with its address at Three Riverway, Suite 300, Houston, Texas 77056, United States of America (“USA”);
Zhongjixuan Investment Management Company Ltd. (“ZJX”), a limited liability company incorporated and existing under the law of the People’s Republic of China (“PRC”), with its address at No.4 Building, No.7 Wanshou Road (West), Beijing, PRC; and
China Energy Industry Holding Group Co., Limited, a limited liability company (“China Energy”) incorporated and existing under the law of Hong Kong Special Administrative Region, PRC (“Hong Kong”) , with its address at Unit D 16/F Cheuk Nang Plaza 250 Hennessy RD Wanchai, Hong Kong.
WHEREAS, as of March 30, 2011, SES had 48,449,512 issued and outstanding shares of common stock, par value USD0.01 (in this Agreement “USD” shall mean the legal currency of the USA) per share (the “Common Stock”), outstanding options to acquire 6,462,455 shares of Common Stock and 969,745 shares of Common Stock reserved for future issuance pursuant to its incentive plan.
WHEREAS, pursuant to the terms and conditions of this Agreement, SES will agree to issue new shares of Common Stock (“New Shares”) to China Energy on the terms described below.
WHEREAS, pursuant to the terms and conditions of Clause 7.3 of this Agreement, ZJX shall directly or indirectly acquire 60% of the equity of China Energy.
WHEREAS, notwithstanding anything to the contrary in any documents which may be submitted to any governmental authorities in connection with this transaction, the Parties intend to comprehensively set forth in this Agreement all of the terms and conditions of this transaction.
NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.	Definitions

1.1
References to any statutory provisions shall, where the context so admits or requires, be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time, and shall, where the context so admits or requires, be construed as including references to the corresponding provisions of any earlier legislation (whether repealed or not) directly or indirectly amended, consolidated, extended, or replaced thereby or re-enacted therein, which may be applicable to any relevant tax year or other period, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.2
Unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing one gender only shall include all other genders, and words importing natural persons shall include corporations and un-incorporated associations.

1.3	The recitals form an integral part of this Agreement and shall be construed and have the same full force and effect as if expressly set out in the body of this Agreement.

1.4	References herein to clauses are to clauses in this Agreement unless the context requires otherwise.

1.5	a “business day” shall mean any day (other than a Saturday or a Sunday or other public holidays) on which banks are open for business in Hong Kong. A “day” shall mean a calendar day.

2.	Transactions

2.1	Payment of Consideration for New Shares

On the Closing Date (as defined in Clause 3 below), China Energy shall make the payment of USD83,822,568 (the “Consideration”) in a lump sum payment by wire transfer to a designated Hong Kong bank account held by the Escrow Agent (as defined in Clause 2.3.1 below).

2.2	Issuance of New Shares

Subject to the other terms and conditions under this Agreement, the New Shares should be issued and released pursuant to the following schedule:
2.2.1
On the Closing Date, SES shall issue 37,254,475 New Shares (“Closing Shares”) to China Energy and deliver the Closing Shares to the Escrow Agent and the Escrow Agent shall release such Closing Shares to China Energy pursuant to Clause 2.3.2.

2.2.2
Within twenty (20) business days after the accomplishment of the Milestone (as defined in Clause 2.2.3 below), SES shall further issue directly to China Energy an amount of New Shares (the “Milestone Shares”) which, when combined with the Closing Shares, equals sixty percent (60.0%) of the issued and outstanding Common Stock (including outstanding options or securities convertible to, or exercisable for shares of Common Stock, and all Common Stock reserved for future issuance pursuant to SES incentive plan) on a fully-diluted basis as of the date on which the Milestone is achieved.

2.2.3
For the purpose of the above, the Milestone (the “Milestone”) will be deemed to be achieved if the average closing price of the Common Stock for twenty (20) consecutive trading days equals USD8.00 per share (the “Threshold Price”) or above, provided that, the beginning of the twenty (20) consecutive trading days may only occur upon the occurrence of both (i) ZJX and/or China Energy has undertaken best endeavours to establish any of one of the MJVs as described in Clause 7.2.1 for SES; and (ii) the expiration of a 6 month period after the Closing Date.

2.3	Escrow Arrangement
2.3.1
Within 30 business days upon the signing of this Agreement, China Energy and SES shall jointly appoint a reputable law firm or accounting firm in Hong Kong as the escrow agent (“Escrow Agent”), which shall be responsible for releasing of the Consideration to SES and Closing Shares to China Energy, pursuant to the terms and conditions of this Agreement.

2.3.2
Within three (3) business days after receipt by the Escrow Agent of joint written instructions from ZJX, China Energy and SES confirming that all conditions precedent set forth in Clause 4 of this Agreement have been satisfied, the Escrow Agent shall release and wire transfer the full amount of the Consideration to a Hong Kong bank account designated by SES, and release and deliver the Closing Shares to China Energy.

2.4	Failure to Achieve the Milestone

In the event that the Milestone is not achieved within a five (5) year period commencing on the Closing Date (such five years plus any extensions granted pursuant to this Clause 2.4 shall be referred to as the “Deadline” in this Agreement), and no Target Projects (as defined below) are secured by ZJX for SES by the Deadline, SES shall then have the sole discretion to extend or not extend the Deadline. If ZJX has secured Target Projects for SES prior to the Deadline, but the Milestone has not been achieved by the Deadline, SES shall agree to extend the period to achieve the Milestone by one year for each Target Project secured by ZJX for SES, provided that the Deadline cannot be extended beyond 10 years from the Closing Date. If the Deadline is not extended pursuant to this Agreement after it expires, China Energy’s rights to the Milestone Shares shall be relinquished.

For the purpose of the above, a Target Project (“Target Project”) shall mean either (i) the execution of a joint venture agreement, and other ancillary and necessary documents, related to the formation of a MJV (as defined in Clause 7.2.1), or (ii) securing for SES a coal resource project that is already in operation, a new coal chemical project or any other project that is approved by the Board of Directors of SES (the “SES Board”), each with a total investment of at least RMB1.5 billion (in this Agreement “RMB” shall mean the legal currency of the PRC).

2.5	Failure of Issuance of Milestone Shares for Regulatory Reasons

In the event that the Milestone is achieved in accordance with the terms and conditions of this Agreement but, pursuant to restriction or non-approval by any U.S.A governmental agency or competent regulatory authority, (i) the issuance of the Milestone Shares to China Energy is prevented from occurring or (ii) the ownership by China Energy of the Milestone Shares is required to be divested, SES shall be responsible to seek qualified third parties to purchase the right of China Energy to the Milestone Shares. In the event that such can not be accomplished within twelve (12) months (commencing from the date of the action of such U.S.A. governmental agency or competent regulatory authority preventing China Energy’s ownership of the Milestone Shares), then SES shall compensate China Energy for the Milestone Shares by making a payment in an amount equal to USD2.00 per share (the “Settlement Price”) for each Milestone Share. Such payment may be made by SES to China Energy in the form of cash or an equivalent amount of SES’s assets in the PRC. To avoid any doubt, if SES has paid the compensation described above, ZJX or China Energy should not further claim for the issuance of the Milestone Shares or make other claims under this Clause 2.5.

2.6
Notwithstanding anything to the contrary in this Agreement, the number of Milestone Shares, as well as the Threshold Price and Settlement Price for the Milestone Shares, shall be subject to proportionate adjustment in the event of a change in the capital structure of SES, including as a result of recapitalization, reclassification, stock split, reverse split, consolidation, conversion, etc.

3.	Closing

Subject to other terms and conditions under this Agreement, the closing (the “Closing”) of the payment of the Consideration by China Energy and the issuance of the Closing Shares shall take place on a day (the “Closing Date”) within ten (10) business days after satisfaction of all conditions precedent specified in Clause 4.

4.	Conditions Precedent

The consummation of the transactions for Closing shall be subject to the following conditions precedent:

4.1	Representations and Warranties.

The representations and warranties by each Party contained in this Agreement shall be true and correct as of the Closing Date in all material respects as though made at such date (except to the extent that a representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true as of such earlier date).

4.2	Incorporation of China Energy.

China Energy has been duly incorporated and has obtained all necessary approvals to operate under the laws of Hong Kong.

4.3	Authorization and Approval.
4.3.1	The transactions contemplated in this Agreement shall have been approved and adopted by the stockholders of SES and China Energy.

4.3.2	The issuance of the New Shares shall have been duly authorized.

4.3.3	All other necessary third party consents and approvals for this Agreement shall have been obtained.
4.4	No Orders or Legal Proceedings.

There shall be no law, governmental order, or legal proceeding in effect or threatened which prohibits or restricts the transactions contemplated by this Agreement or imposes any restrictions on the Parties with respect thereto.

4.5	No Material Adverse Effect.

Since the execution of this Agreement, there shall have occurred no Material Adverse Effect (as defined in Clause 5.1.6 below) with respect to ZJX, China Energy or SES.

4.6	Covenants and Agreements.

ZJX, China Energy and SES shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at, or prior to, the Closing Date including, without limitation to, the appointment of the Escrow Agent.

4.7	Funds for Closing

Prior to Closing, China Energy shall provide, in favor of SES, a bank reference letter issued by a reputable bank in HK evidencing that China Energy has the necessary funds to perform the payment obligations under this Agreement, of which the form and the issuing bank should be mutually agreed upon by the Parties. In addition, China Energy shall also provide adequate materials evidencing that the funds are appropriately and legally obtained.

5.	Representations and Warranties

5.1	General Representations and Warranties

Each of the Parties (the “Warranting Party”) shall represent and warrant to the other (the “Warranted Party”) that:
5.1.1	Organization, Good Standing, Qualification, Legally Bound and Authorization.

The Warranting Party has been duly incorporated and organized, and is validly existing and in good standing under the laws of jurisdiction where it is incorporated and is legally bound by the terms of this Agreement. The Warranting Party has the corporate power and authority to (a) enter into and perform this Agreement, or any other agreement or document necessary for the performance of this Agreement, to (b) own and operate its properties and assets, and to (c) carry on its business as currently conducted and as presently proposed to be conducted.

5.1.2	Compliance with Laws; No Violations

The Warranting Party is not in violation or default of any provisions of its Articles of Association and/or Bylaws, or other similar constituent document, and to its knowledge, except for any violations that individually or in the aggregate would have no material adverse impact on its business, it is in compliance with all applicable statutes, laws, regulations and executive orders of the PRC, Hong Kong, USA or other governmental bodies and agencies having jurisdiction over its business or properties. It has not received any notice of any violation of any such statute, law, regulation or order which has not been remedied. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or default, or be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, the Articles of Association and/or Bylaws, or other similar constituent document, any judgment, order or decree of any court or arbitrator to which the Warranting Party is a party or is subject, any agreement or contract of it, or, to its knowledge, a violation of any statute, law, regulation or order, or an event which results in the creation of any lien, charge or encumbrance upon any of its assets.

5.1.3	Permits

Except as disclosed in the Schedule of Exceptions (attached hereto as Appendix 1), the Warranting Party has obtained all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect its business, properties or financial condition and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. It is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

5.1.4	Consents and Third Party Approvals

Except as disclosed in the Schedule of Exceptions, the Warranting Party has obtained all necessary consents and/or third party approvals to execute, deliver and perform this Agreement.

5.1.5	Litigation

Except as disclosed in the Schedule of Exceptions, there is no action, suit, proceeding, claim, arbitration or investigation pending (or, to its knowledge, currently threatened) against the Warranting Party, its activities, properties or assets or, to its knowledge, against any officer, director or employee of it in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of. The Warranting Party has no knowledge of or belief that there is pending or threatened any claim or litigation against it contesting its right to produce, manufacture, sell, use or offer any product, process, method, substance, part or other material or service presently produced, manufactured, sold, used or offered or planned to be produced, manufacture, sold, used or offered by the Warranting Party. The Warranting Party has no knowledge or belief that or there exists, or there is pending or planned, any patent, invention, device, application or principle, which would materially adversely affect the condition, financial or otherwise, or the operations of the Warranting Party.

5.1.6	Absence of Material Adverse Effect and Other Changes

The Warranting Party knows of no information or fact or change of situation which has or could reasonably be expected to have a Material Adverse Effect (as defined below) on the financial condition, business or business prospects of the Warranting Party or on the legally binding effect of this Agreement on the Warranting Party, which has not been disclosed to the Warranted Party.

For the purpose of this Agreement, a “Material Adverse Effect” shall mean that with respect to any Party, any event, condition, circumstance, change, effect, violation, inaccuracy or state of facts or other matter that (a) is, or would reasonably be likely to be, adverse to the business, operations (including results of operation), assets, liabilities or financial condition of such Party in an amount, individually or in the aggregate, exceeding USD10 million, or (b) impedes, or would reasonably be likely to impede, the ability of such Person to complete the transactions contemplated herein, but, as to (a) and (b), shall exclude any circumstance, change or effect resulting or arising from: (i) any change in general economic conditions in the industries or markets in which the Party operates (which changes, individually or in the aggregate, do not disproportionately affect such Party, taken as a whole); (ii) seasonal reductions in revenue and/or earnings of the Party in the ordinary course of business (which seasonal reductions, individually or in the aggregate, do not disproportionately affect such Party, taken as a whole); (iii) any adverse change, event or effect on the global energy industry as a whole (which changes, individually or in the aggregate, do not disproportionately affect such Party, taken as a whole); (iv) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (which conditions, individually or in the aggregate, do not disproportionately affect such Party, taken as a whole); and (v) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby.

5.1.7	Compliance with the Foreign Corrupt Practices Act

To the knowledge of the Warranting Party, neither itself nor any of its senior management or directors has taken any action in violation of the United States Foreign Corrupt Practices Act.
5.2	Representation and Warranties of ZJX

ZJX hereby further represents and warrants to SES that:
5.2.1	ZJX has the ability of coordinating public relationships and channels necessary to consummate the transactions and fulfill the covenants under this Agreement.
5.3	Representations and Warranties of China Energy

China Energy hereby further represents and warrants to SES that:
5.3.1	China Energy shall have the availability of adequate funds to consummate the transactions under this Agreement.

5.3.2
China Energy is duly incorporated and organized, and is validly existing under the laws of Hong Kong, and has the power and authority to enter into and perform this Agreement and any other agreement to which China Energy is a party.

5.4	Representation and Warranties of SES

SES hereby further represents and warrants to ZJX that:

5.4.1	Capitalization.

All the outstanding and issued Common Stock of SES are duly authorized and validly issued, fully paid and non-assessable, and have been approved by all requisite corporate and stockholder action. Except as shown on the Schedule of Exceptions, there are no outstanding options, warrants, rights or agreements for the purchase or acquisition from SES of any Common Stock or any securities convertible into or ultimately exchangeable or exercisable for any Common Stock. To avoid any doubt, as of March 30, 2011, SES had 48,449,512 issued and outstanding shares of Common Stock, par value USD0.01, outstanding options to acquire 6,462,455 shares of Common Stock and 969,745 shares of Common Stock reserved for future issuance pursuant to its incentive plan.

5.4.2	Intellectual Property

Except as otherwise disclosed in the Schedule of Exceptions, SES (a) has legally valid rights to and ownership of all its intellectual property required for use in connection with its business and (b) does not use any intellectual property by contest of any other person and is not required to and does not make any payments to others with respect thereto. Except as otherwise disclosed in the Schedule of Exceptions, all of SES’s intellectual property are fully assignable free and clear of any encumbrances. SES has in all material respects performed all obligations required to be performed by it, and it is no in default in any material respect under any contract relating to any of the foregoing. SES has not received any notice to the effect (or is otherwise aware) that any intellectual property or any use thereof by SES conflicts with or allegedly conflicts with or infringes the rights of any third party.

6.	Covenants between Signing and Closing

Commencing from the execution of this Agreement and before the Closing Date, each Party shall use its reasonable endeavours to fulfill the following obligations:

6.1	conduct its respective business in the usual and ordinary course;

6.2
provide to the other Parties access to and information regarding its financial status, executives, consultants and organizational relationships including but limited to that SES shall provide ZJX and China Energy the financial information for the period between the signing of this Agreement and the Closing Date;

6.3	obtain or assist in obtaining all necessary consents and approvals for the transactions contemplated under this Agreement, including but not limited to all necessary regulatory approvals;

6.4
respond or assist in responding to those claims, inquiries or litigations, if any, filed by the stockholders of SES, China Energy or ZJX, in respect of the transactions contemplated under this Agreement;

6.5	in the case of SES, ensure that all New Shares have been duly authorized and are validly issued under all applicable laws and regulation; and

6.6	in the case of SES, ensure that all documents required by the Securities and Exchange Commission of the United States (the “SEC”) for the issuance of the New Shares are duly filed.

7.	Post-Closing Covenants and Agreements

7.1	Corporate Governance
7.1.1
As soon as practicable after the Closing Date, and until the date of (i) the achievement of the Milestone; or (ii) the expiration of the Deadline, whichever happens earlier, ZJX or China Energy shall have the right to appoint a Qualified Managing Director (“QMD”) and his/her successor(s), who should be comprehensively responsible for leading SES’s business in PRC. The qualification and employment terms and conditions of such

QMD will be subject to the approval of the SES Board and such QMD shall agree to follow all applicable policies and procedures of SES, and the roles and responsibilities of such QMD are set out in Appendix 2 attached hereto. The roles and responsibilities of the QMD shall exclude: all global SES U-GAS® technology engineering, technology operations, technology licensing and other technology development activities, and the manufacturing of any core specialized gasification equipment related to such technologies.

7.1.2
As soon as practicable after the Closing Date, and until the date of (i) the achievement of the Milestone; or (ii) the expiration of the Deadline, whichever happens earlier, SES agrees to increase the size of the SES Board to eleven (11) directors and the SES Board agrees to nominate four (4) individuals identified by China Energy for service as directors on the SES Board. Upon the achievement of the Milestone, but not before the third anniversary of the Closing Date, SES shall take all reasonable actions to ensure that China Energy shall have the right to nominate a number of individuals representing one more than half of the directors (i.e. a simple majority) on the SES Board. For the avoidance of doubt, for so long as China Energy directly or indirectly owns any New Shares, China Energy and ZJX shall take and cause any and all action to be taken, including, without limitation, voting or consenting, or causing the voting or consenting, of the New Shares so that seven (7) of the eleven (11) directors on the Board are non-China Energy nominee directors; provided, however, that this obligation shall terminate on either (i) the third anniversary of the Closing Date, if the Milestone is achieved prior to that date, or (ii) the date on which the Milestone is achieved, if such date is subsequent to the third anniversary of the Closing Date. Election of such individuals identified by China Energy shall be made by the stockholders of SES. Any person appointed or elected to the SES Board must meet minimum criteria for service on the SES Board under applicable SES guidelines, U.S. securities laws and the rules and regulations of the NASDAQ, as determined in the reasonable discretion of the SES Board, and shall follow all applicable policies and procedures of SES.

7.1.3
On or prior to the later to occur of the fifth anniversary of the Closing Date or to the expiry date of the Deadline, China Energy shall not sell, assign or transfer any shares of Common Stock issued to it under this Agreement, and the key shareholders on the SES Board set forth in Appendix 3 herein shall not sell, assign or transfer any shares of Common Stock held by them as of the Closing Date so long as they remain on the SES Board. Notwithstanding this, the Parties agree that China Energy and the aforementioned key shareholders shall not be subject to these limitations after the six month anniversary of the achievement of the Milestone; provided, however that, even if the Milestone is achieved, until the fifth anniversary of the Closing Date, any sale, assignment or transfer of the Common Stock by China Energy must be for a price greater than USD8.00 per share. China Energy also acknowledges and agrees that any sale, assignment or transfer of shares of the Common Stock must comply with all applicable U.S. laws (including applicable U.S. stock exchange rules and regulations). China Energy further acknowledges and agrees that its right to nominate directors pursuant to Clause 7.1.2 above shall be reduced by one (1) director for every 10% reduction in ownership in SES pursuant to this Clause 7.1.3, provided, however, that China Energy shall have the right to nominate four (4) directors as long as its ownership in SES is no less than 40%.

7.1.4
After the Closing Date, if SES proposes to issue any additional shares of its Common Stock in (i) a public or private offering ; (ii) pursuant to its employee and director stock incentive plans; or (iii) upon the exercise of any outstanding securities convertible to, or exercisable for shares of Common Stock, China Energy acknowledges and agrees that its ownership in SES could be diluted accordingly, however pursuant to Clause 2.2.2, SES shall issue directly to China Energy an amount of New Shares which, when combined with the Closing Shares, equals sixty percent (60.0%) of the issued and outstanding Common Stock (including outstanding options or securities convertible to, or exercisable for shares of Common Stock, and all Common Stock reserved for future issuance pursuant to SES incentive plan) on a fully-diluted basis as of the date on which the Milestone is achieved.

7.1.5
ZJX has the right to appoint a securities representative for China investor relations and public communications for SES, and SES shall also appoint a separate investor relations specialist (the “Investor Relations Specialist”), and both such securities representative and the Investor Relations Specialist shall work cooperatively together and develop a coordinated approach for investor relations and public communications and report to the CEO of SES, and shall agree to follow all applicable policies and procedures of SES. The qualification and employment terms and conditions of such securities representative and the Investor Relation Specialist will be subject to the approval of the SES Board.

7.1.6
Until the Deadline, except as permitted by this Agreement, none of ZJX, China Energy or any of their affiliates, shall, without the prior written consent of the disinterested SES Board, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities or rights to acquire any securities (or any other beneficial ownership thereof) or assets of SES or any of its subsidiaries (provided that the foregoing shall not apply to any acquisition of securities or assets under the terms hereof); (ii) any merger or other business combination or tender or exchange offer involving SES or any of its subsidiaries; (iii) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote with respect to any voting securities of SES, or any communication exempted from the definition of “solicitation” by Rule 14a-1(l)(2)(iv) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to SES; (c) have any discussions or enter into any arrangements, understandings or agreements (oral or written) with, or advise, finance, assist or actively encourage, any third party with respect to any of the matters set forth in this Clause 7.1.6, or make any investment in any other person that engages, or offers or proposes to engage, in any of such matters; (d) take any action which might cause or require SES, China Energy or ZJX and/or their affiliates to make a public announcement regarding any of the types of matters set forth in this Clause 7.1.6; or (e) disclose any intention, plan or arrangement relating to any of the foregoing.

7.1.7
After the Closing Date, SES shall, within 60 days after receiving a written request from China Energy, prepare and file with the SEC a registration statement on Form S-3 relating to sales of the Closing Shares by China Energy provided that all costs and expenses of SES relating to the preparation and filing of such registration statement shall be borne by China Energy, however, all costs and expenses relating to the first time preparation and filing of the registration statement with the SEC should be borne by SES. If SES is unable to include the entire amount of the Closing Shares on a registration statement on Form S-3 due to the rules and regulations of the SEC, SES shall only be obligated to include up to the number of Closing Shares which is permissible under the rules and regulations of the SEC.

In addition, after the issuance of the Milestone Shares, SES shall, within 60 days after receiving a written request from China Energy, prepare and file with the SEC a registration statement on Form S-3 relating to sales of the Milestone Shares by China Energy provided that all costs and expenses of SES relating to the preparation and filing of such registration statement shall be borne by China Energy.

The rights of China Energy pursuant to this Clause 7.1.7 shall at all times be subject to the restrictions on sale, assignment and transfer set forth in Clause 7.1.3.
7.2	Other Post-Closing Covenants and Agreements
7.2.1	ZJX will use its reasonable endeavours to create at least four Major Joint Ventures (“MJVs”) in the major products that SES U-GAS® Technology makes possible and that are most economical.
7.2.1.1	Funding for each MJV will be approximately 20 billion RMB, and total funding for the four MJVs will be approximately 80 billion RMB.

7.2.1.2
Each MJV will have equity from a strategic investor from the industry for the relating product in the PRC (“Strategic Investor”) plus highly favorable loans including interest-free facilities so as to ensure the success of the MJV projects.

7.2.1.3	The first MJV would be for Synthetic Natural Gas (“SNG”) projects.

7.2.1.4	Other MJVs currently planned should include the following 3 areas:
(a)	Methanol to Gasoline (“MTG”) Projects;

(b)	Fertilizer Projects; and

(c)	Electric Power Projects.
7.2.1.5	Each of the above MJVs is envisioned to be funded by the relevant Strategic Investor plus bank financing to total 20 Billion RMB.

7.2.1.6	SES would be part owner of each MJV via a carry provided by the Strategic Investor as part of SES’s development of and provision of technology for the particular projects:
(a)	SES’s carried ownership is targeted at 35% of each MJV; and

(b)	Each project will be fully funded by its respective Strategic Investor if required by SES.
7.2.1.7
ZJX will help SES work with the Strategic Investors to obtain long term purchase commitments for the products of the respective MJVs mentioned above (i.e. SNG, gasoline, fertilizers and electric power) after government approval and prior to the start of construction of each such project.

7.2.2	ZJX shall actively work with SES, to effectively communicate with current stockholders of SES concerning the background and overview of the aforesaid projects.

7.2.3	SES and ZJX would also discuss and determine a long-term plan for SES’s China operations to be listed on either the Mainland PRC markets or the Hong Kong Stock Exchange in the future.

7.2.4	SES shall ensure, subject to the discretion and approval of the SES Board, the Consideration net of cost and expenses, shall fully be applied to a selection of the following items or projects:

7.2.4.1	Payment of the costs and expenses relating to the first time filing and preparation of the registration statement with the SEC as described in Clause 7.1.7;

7.2.4.2	Incorporation of a PRC Headquarter of SES to consolidate the ownership of investment projects of SES in PRC under one entity and enhance SES’s presence in PRC and provide its working capital needs;

7.2.4.3	Investing in the expansion project of SES’s existing joint venture in Zaozhuang PRC;

7.2.4.4	Investing to raise SES ownership interests in Phase I of existing SES’s joint ventures in Yima, Henan (the “Yima Project”);

7.2.4.5	Acquiring an ownership interest in a coal mine in Yima that will provide raw material coal to the Yima Project;

7.2.4.6	Investing in the Golden Concord project (i.e. the SES-GCL (Inner Mongolia) Coal Chemical Co., Ltd.) of SES located in Xilinhaote of Inner Mongolia;

7.2.4.7	Other PRC projects that may be recommended to the SES Board from time to time;

7.2.4.8	All capital and expense requirements for the operation and business of SES in PRC.
7.2.5
ZJX will use its reasonable endeavours to assist SES to obtain third party funding (third party direct equity investment in projects or debt financing to the projects) to (a) cover funding needs of the above projects not already satisfied by the Consideration, (b) provide funding for SES to invest in Phase 2 and Phase 3 of the Yima Project; (c) invest in strategic coal resources in China connected to SES projects; and (d) provide funding for SES to invest in other new SES investment projects in PRC not listed above and assist SES to obtain third party’s investment in any of SES’s project in any other manner.

7.3	Acquisition of China Energy

Within two (2) years after the Closing Date, ZJX shall directly or indirectly acquire no less than 60% equity of China Energy, ZJX shall ensure that such acquisition shall be in full compliance with the laws and regulation of PRC and Hong Kong, and all necessary approvals and authorizations shall be obtained.

8.	SURVIVAL; TERMINATION

8.1	Survival

The representations and warranties of the Parties as set out in Clause 5 shall survive the Closing Date until the second anniversary of the Closing Date after which no Party may make a claim against the other Party for a breach of representations and warranties.

8.2	Termination

This Agreement may be terminated upon the occurrence of any of the following:
8.2.1	by any Party if any governmental authority shall have issued an order, decree or ruling enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

8.2.2	by any Party, if the stockholder meeting of SES is called and the required stockholder approval is not obtained;

8.2.3
by any Party, if there shall have been a breach of any other Party’s covenants, agreements, representations or warranties set forth in this Agreement which breach, either individually or in the aggregate, would result in the failure of any Condition Precedent as set out in Clause 4;

8.2.4
by any Party, if the Closing Date does not occur within 150 days after the signing of this Agreement, provided that such date can be extended by mutual agreement in writing of the Parties to the extent that the Closing Date is delayed by any investigation, review, approval or similar procedures required by any U.S.A governmental agency or competent authority for the consummation of the transactions under this Agreement, as long as SES has notified ZJX and China Energy of the potential occurrence of such delay and has provided to ZJX and China Energy the relevant evidence; or

8.2.5	at any time upon the mutual agreement of the Parties.
9.	Confidentiality

Each Party recognises and affirms that any oral or written information exchanged between the Parties with respect to the subject matter of this Agreement as well as any oral or written information concerning U-GAS® technology disclosed or to be disclosed by SES to ZJX and China Energy are strictly confidential. Each Party shall keep all such information in strictest confidence and shall not disclose any information to any third party without the prior written consent of the Party that provided such information, except if such information is:

(a)	made available to the public (but not as a result of unauthorised disclosure into the public domain of such information by the Party receiving the information);

(b)	required to be disclosed by any applicable law, rule or regulation, provided the disclosing Party should notify the other Parties of the disclosed content prior to the disclosure; and/or

(c)
made available by any Party to its employees, officers, legal or financial advisers or other in connection with any of the transactions contemplated under this Agreement and that such employees, officers, legal and/or financial advisers be bound by confidentiality obligations similar to those set out in this Clause 9.

10.	Notices

All notices, claims, certificate, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered by hand or sent by telecopy, or sent, postage prepaid, by reputable overnight courier services, and shall be deemed given when so delivered by hand, or in the case of a telecopy, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five (5) calendar days after delivery to or pickup by the overnight courier service to the Parties at the addresses (or at such other address for a Party as shall be specified by like notice) shown on Appendix 4.

11.	Non-Competition

For as long as ZJX or China Energy holds shares of the Common Stock, directly or indirectly, ZJX and China Energy shall not:

(a)
directly or indirectly purchase or otherwise acquire any ownership interest in and/or any assets of any third party other than SES which is engaging in activities that are competing with SES U-GAS® coal gasification technology;

(b)	render any technical, financial, marketing or sales assistance to any third party which is engaging in activities that are competing with SES U-GAS® coal gasification technology; or

(c)	develop, market, provide financing for and/or sell a solution or other technology product that competes with SES.
12.	Miscellaneous

12.1
Successors and Assigns; Third-Party Beneficiaries. Unless otherwise agreed to by the Parties, no Party shall assign any of its rights or obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors any rights or remedies.

12.2	Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong, without regard to principles of conflicts of law thereunder.

12.3	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.4	Headings and Titles. Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.5	Dispute Resolution.
12.5.1
Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one Party hereto has delivered to the other Parties hereto a written request for such consultation. If within 60 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

12.5.2
The arbitration shall be conducted in Hong Kong under the auspices and rules of the Hong Kong International Arbitration Center (the “HKIAC”). There shall be three arbitrators. The claimant in the arbitration shall appoint one arbitrator, and the respondent shall appoint one arbitrator. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The two arbitrators shall select the third arbitrator. The Parties agree that none of such arbitrators shall be a citizen of PRC, U.S.A, Taiwan China, Hong Kong or Macau China. If either the claimants or the respondents do not appoint an arbitrator who has consented to participate within 30 days after receiving the arbitration notice, the relevant appointment shall be made by the HKIAC.

12.5.3
The arbitration proceedings shall be conducted both in English and Chinese. The arbitration tribunal shall apply the Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Clause 12.5, including the provisions concerning the appointment of arbitrators, the provisions of this Clause 12.5 shall prevail.

12.5.4	The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive law of Hong Kong and shall not apply any other substantive law.

12.5.5
Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

12.5.6	The award of the arbitral tribunal shall be final and binding upon the disputing Parties, and any prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

12.5.7	Any Party shall be entitled to seek preliminary injunctive relief, if possible, from a competent court of Hong Kong pending the constitution of the arbitral tribunal.
12.6
Entire Agreement; Amendments and Waivers. This Agreement (including the Appendices hereto) constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively), only with the mutual written consent of all the Parties.

12.7
Force Majeure. If a Force Majeure occurs, to the extent that any contractual obligation in this Agreement of any Party cannot be performed as a result of such event, such contractual obligation shall be suspended while the Force Majeure subsists and the due date for performance thereof shall be automatically extended, without penalty, for a period equal to such suspension.

12.8
Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.9	Further Assurances. The Parties agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

12.10
Taxes and Costs. Each of the Parties shall pay its own taxes, costs and expenses incidental to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby and thereby, including, but not limited to, all applicable taxes, the fees, expenses and disbursements of its investment bankers, accountants and counsel and of securing third party consents and approvals required to be obtained by it.

12.11	This Agreement is written both in English and Chinese. Both versions shall have the same effect in all aspects.

12.12	This Agreement shall become effective upon the execution of both the English and the Chinese versions of this Agreement by the Parties hereto.

IN WITNESS OF, this Agreement has been signed by the Parties (or their duly authorized representatives) on the date stated at the beginning of this Agreement.

On behalf of Synthesis Energy Systems, Inc.
/s/ Robert Rigdon

By: Robert Rigdon
On behalf of Zhongjixuan Investment Management Company Ltd.
/s/ Feng Feng

By: Feng Feng

On behalf of China Energy Industry Holding Group Co., Limited
/s/ Zhao Chuan Qi

By: Zhao Chuan Qi